Exhibit 4.4
FIRST AMENDED AND RESTATED TRUST AGREEMENT
          This FIRST AMENDED AND RESTATED TRUST AGREEMENT (this “Trust Agreement”), dated as of December 23, 2005 is entered into by and among (i) U.S. Bancorp, a Delaware corporation (the “Depositor”), (ii) Wilmington Trust Company, a Delaware banking corporation, as trustee of the Trust (the “Replacement Trustee”), and (iii) David M. Moffett, Daryl N. Bible and Lee R. Mitau, each an individual employed by the Depositor, as administrative trustees of the Trust (each of such trustees in (iii), an “Administrative Trustee” and collectively with the Replacement Trustee, the “Trustees”).
RECITALS
          WHEREAS, the Depositor established USB Capital VIII (the “Trust”), a statutory trust under the Delaware Statutory Trust Act (as defined, together with other capitalized terms, herein) pursuant to a Trust Agreement dated as of April 28, 2005 (the “Original Trust Agreement”), among the Depositor, the Administrative Trustees and Delaware Trust Company, National Association, as trustee (the “Prior Trustee”), and a Certificate of Trust (the “Certificate of Trust”) filed with the Secretary of State of the State of Delaware on April 28, 2005;
          WHEREAS, the Prior Trustee was removed and replaced by the Depositor with the Replacement Trustee; and
          WHEREAS, the parties hereto, by this Trust Agreement, amend and restate each and every term and provision of the Original Trust Agreement;
          NOW, THEREFORE, the Depositor and the Trustees hereby agree as follows:
     1. The Trust created hereby shall be known as “USB Capital VIII”, in which name the Trustees, or the Depositor to the extent provided herein, may conduct the business of the Trust, make and execute contracts, and sue and be sued.
     2. The Depositor has assigned, transferred, conveyed and set over to the Trustees, the sum of $10. The Trustees hereby acknowledge receipt of such amount in trust from the Depositor, which amount shall constitute the initial trust estate. The Trustees hereby declare that they will hold the trust estate in trust for the Depositor. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. Section 3801 et seq. (the “Delaware Statutory Trust Act”), and that this document constitute the governing instrument of the Trust. The Trustees hereby are authorized and directed to execute and file a restated certificate of trust with the Secretary of the State of Delaware in accordance with the provisions of the Delaware Statutory Trust Act.
     3. The Depositor and the Trustees will enter into an Amended and Restated Trust Agreement, satisfactory to each such party and substantially in the form included as an exhibit to the 1933 Act Registration Statement referred to below, to provide for the contemplated operation of the Trust created hereby and the issuance of the Capital Securities and the Common Securities referred to therein. Prior to the execution and delivery of such Amended and Restated Trust Agreement, the Trustees shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise.
     4. The Administrative Trustee and the Prior Trustee heretofore authorized and directed the Depositor, as an agent of the Trust (i) to file with the Securities and Exchange Commission (the “Commission”) and execute, in each case on behalf of the Trust, (a) a Registration Statement on Form S-3 (Registration No. 333-124535) (the “1933 Act Registration Statement”), which was declared effective by the Securities and Exchange Commission on May 12, 2005, relating to the registration under the Securities Act of 1933, as amended, of the Capital Securities of the Trust and certain other securities and (b) a Registration Statement on Form 8-A (the “1934 Act Registration Statement”) relating to the registration of the Capital Securities of the Trust under Section 12(b) of the Securities Exchange Act of 1934, as amended, which was declared effective by the Securities and Exchange Commission on May 12, 2005; (ii) to file with the New York Stock Exchange (the “Exchange”) and execute on behalf of the Trust a listing application and all other applications, statements, certificates, agreements and other instruments as shall be necessary or desirable to cause the Capital Securities to be listed on the Exchange; (iii) to file and execute on behalf of the Trust such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as shall be necessary or desirable to register the Capital Securities under the securities or blue sky laws of such jurisdictions as the Depositor, on behalf of the Trust, may deem necessary or desirable; (iv) to execute and deliver letters or documents to, or instruments for filing with, a depository relating to the Capital Securities of the Trust, and (v) to execute on behalf of the Trust an underwriting agreement relating to the Capital Securities, among the Trust, the Depositor and the several underwriters named therein, substantially in the form included as an exhibit to the 1933 Act Registration Statement.
     5. This Trust Agreement may be executed in one or more counterparts.
     6. The number of Trustees initially shall be four (4) and thereafter the number of the Trustees shall be such number as shall be fixed from time to time by a written instrument signed by the Depositor which may increase or decrease the number of Trustees; provided, however, that to the extent required by the Delaware Statutory Trust Act, one Trustee shall be either a natural person who is a resident of the State of Delaware, or, if not a natural person, an entity which has its principal place of business in the State of Delaware and otherwise meets the requirements of applicable Delaware law. Subject to the foregoing, the Depositor is entitled to appoint or remove without cause any Trustee at any time. The Trustees may resign upon thirty days’ prior written notice to the Depositor.
     7. This Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles).
     8. (a) The Trustees and their officers, directors, agents and servants (collectively, the “Fiduciary Indemnified Persons”) shall not be liable, responsible or accountable in damages or otherwise to the Trust, the Depositor, the Trustees or any holder of the Trust securities (the Trust, the Depositor and any holder of the Trust Securities being a “Covered Person”) for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Fiduciary Indemnified Persons in good faith on behalf of the Trust and in a manner the Fiduciary Indemnified Persons reasonably believed to be within the scope of authority conferred on the Fiduciary Indemnified Persons by this Trust Agreement or by law, except that the Fiduciary Indemnified Persons shall be liable for any such loss, damage or claim incurred by reason of the Fiduciary Indemnified Person’s gross negligence or willful misconduct with respect to such acts or omissions.
          (b) The Fiduciary Indemnified Persons shall be fully protected in relying in good faith upon the records of the Trust and upon such information, opinions, reports or statements presented to the Trust by any person as to matters the Fiduciary Indemnified Persons reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Trust, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to holders of Trust Securities might properly be paid.
          (c) The Depositor agrees, to the fullest extent permitted by applicable law, (i) to indemnify and hold harmless each Fiduciary Indemnified Person from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature whatsoever incurred by or asserted against the Fiduciary Indemnified Persons by reason of the creation, operation or termination of the Trust or the transactions contemplated by this Trust Agreement, except that no Fiduciary Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by the Fiduciary Indemnified Persons by reason of gross negligence or willful misconduct with respect to such acts or omissions, and (ii) to advance expenses (including legal fees) incurred by a Fiduciary Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Trust of an undertaking by or on behalf of such Fiduciary Indemnified Persons to repay such amount if it shall be determined that such Fiduciary Indemnified Person is not entitled to be indemnified as authorized in the preceding subsection.
          (d) The provisions of this Section shall survive the termination of this Trust Agreement or the earlier resignation or removal of the Fiduciary Indemnified Persons.
          (e) The rights of the Prior Trustee and its officers, directors, agents and servants pursuant to the provisions of Section 8 of the Original Trust Agreement shall survive the execution, delivery and termination of this Trust Agreement.
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     IN WITNESS THEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the day and year first above written.

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Denise M. Geran

Name:	Denise M. Geran
Title:	Vice President

U.S. BANCORP, as Depositor

By:	/s/ Daryl N. Bible

Name:	Daryl N. Bible
Title:	Executive Vice President and Treasurer

/s/ David M. Moffett

David M. Moffett, as Administrative Trustee

/s/ Daryl N. Bible

Daryl N. Bible, as Administrative Trustee

/s/ Lee R. Mitau

Lee R. Mitau, as Administrative Trustee